UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐ Soliciting Material Pursuant to § 240.14a-12

SBA COMMUNICATIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2006

SBA Communications Corporation’s Annual Meeting of Shareholders will be held on Thursday, May 4, 2006 at 10:00 a.m. We will meet at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. If you owned common stock at the close of business on March 6, 2006 you may vote at this meeting or any adjournments or postponements thereof. At the meeting, we plan to:

1.	elect three directors for a term of three years, in each case, until their successors are duly elected and qualified; and

2.	transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other proposals for the May 4, 2006 meeting.

It is important that your common stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

On behalf of the Board of Directors of

SBA Communications Corporation,

STEVEN E. BERNSTEIN

Chairman

Boca Raton, Florida

April 7, 2006

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED

PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED

AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

i

SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBA Communications Corporation for the Annual Meeting of Shareholders to be held on Thursday, May 4, 2006 at 10:00 a.m. at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 and thereafter as it may from time to time be adjourned. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 7, 2006.

Who May Vote

Each shareholder of record at the close of business on March 6, 2006 is entitled to notice of and to vote at the annual meeting. On the record date, there were 85,738,634 shares of our Class A common stock outstanding, with a par value of $.01 per share (the “Class A Common Stock” or “Common Stock”). As of March 6, 2006, there were no shares of Class B Common Stock outstanding. Holders of the Class A Common Stock are entitled to one vote per share held as of the record date.

How You May Vote

You may vote (1) in person by attending the meeting or (2) by mail by completing and returning a proxy. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

Proxies duly executed and received in time for the meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1.	FOR the election as a director of the three Class I nominees named herein, each to serve for a term of three years, in each case, until their successors are duly elected and qualified; and

2.	In the discretion of the proxy holders, FOR or AGAINST such other business as may properly come before the meeting or any adjournment thereof.

How You May Revoke or Change Your Vote

Proxies may be revoked at any time prior to the meeting in the following ways:

•	by giving written notice of revocation to the Secretary of SBA;

•	by giving a later dated proxy; or

•	by attending the meeting and voting in person.

Voting Procedures

All record holders of issued and outstanding shares of Common Stock are entitled to vote on Proposal 1. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors. Shares for which brokers have not received instructions, and therefore are not voted with respect to a certain proposal are referred to as “broker non-votes.”

Under Florida law and our Bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast on the matter at the annual meeting constitutes a quorum, except that under our Bylaws, in no event shall a quorum consist of less than one-third of the shares entitled to vote. A share that is represented “for any purpose” is deemed present for quorum purposes. Therefore, abstentions and broker non-votes will count for purposes of determining if there is a quorum present at the annual meeting.

PROPOSAL 1 —

ELECTION OF DIRECTORS

Proposal

Our Board of Directors currently consists of seven directors, divided into three classes with members of each class of directors serving for staggered three-year terms. Our current Board members and classifications are as follows:

Class I	Class II	Class III
Brian C. Carr	Jack Langer	Steven E. Bernstein
Philip L. Hawkins	Jeffrey A. Stoops	Duncan H. Cocroft
Steven E. Nielsen

The terms of the three current Class I directors will expire at the 2006 Annual Meeting of Shareholders. The Nominating and Governance Committee has recommended that Messrs. Carr, Hawkins and Nielsen, the current Class I directors, be nominated for re-election.

Nominees to Serve for a Three Year Term Expiring in 2009

The following current Class I directors have been nominated by the Board for election to the Board of Directors as Class I directors for a term of three years, expiring at the 2009 Annual Meeting of Shareholders and until their successors are elected and qualified.

Brian C. Carr, 44, has served as a director of SBA since May 2004. Mr. Carr has served as Chairman and Chief Executive Officer of American Esoteric Laboratories, a company engaged in advanced clinical laboratory testing, since June 2003. From November 2000 to April 2003, Mr. Carr was the President and a director of AmeriPath, Inc., a publicly held anatomic pathology laboratory company. From March 1997 to November 2000, Mr. Carr was the founder, President, Chief Executive Officer and a director of InformDX, a pathology services company that was acquired by AmeriPath.

Philip L. Hawkins, 50, has served as a director of SBA since August 2004. Mr. Hawkins has served as President of CarrAmerica Realty Corporation, a publicly-traded real estate investment trust, since March 2002 and as Chief Operating Officer from October 1998 to March 2002. Prior to joining CarrAmerica in 1996, Mr. Hawkins was employed by Jones Lang LaSalle, a real estate services company. Mr. Hawkins also serves on the Board of Directors of CarrAmerica Realty Corporation.

Steven E. Nielsen, 43, has served as a director of SBA since November 2001. Mr. Nielsen has served as President and Chief Executive Officer of Dycom Industries, Inc., a publicly-traded provider of engineering, construction and maintenance services to telecommunication providers, since March 1999. From August 1996 to March 1999, Mr. Nielsen served as President and Chief Operating Officer of Dycom Industries, Inc. and from February 1996 to August 1996 as Vice President of Dycom Industries, Inc. Mr. Nielsen also serves as Chairman of the Board of Directors of Dycom Industries, Inc.

Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board of Directors if elected. In the event that a nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than three nominees as Class I directors. Our management has no reason to believe that the nominees will not serve if elected.

Vote Required

The affirmative vote of a plurality of the votes cast by holders of outstanding shares of the Common Stock is required for the approval of the election of a director. You may vote in favor of a nominee or you may withhold your vote from a nominee. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the three nominees.

Continuing Directors

Directors Whose Terms Expire in 2007

Jeffrey A. Stoops, 47, President, Chief Executive Officer and Director, joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer. Prior to joining us, Mr. Stoops was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced law.

Jack Langer, 57, has served as a director of SBA since May 2004. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer also serves on the Board of Directors of CKX, Inc., a company engaged in the ownership, development and commercial utilization of entertainment content.

Directors Whose Terms Expire in 2008

Steven E. Bernstein, 45, our founder, has served as our Chairman since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. From 1986 to 1989, Mr. Bernstein was employed by McCaw Cellular Communications. Mr. Bernstein was the Personal Communications Industry Association’s 1996 Entrepreneur of the Year.

Duncan H. Cocroft, 62, has served as a director of SBA since August 2004. Mr. Cocroft is a private investor who retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft was Executive Vice President — Finance and Treasurer of Cendant and Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President and Chief Administrative Officer of Kos Pharmaceuticals, where he was responsible for finance, information systems and human resources. His other prior senior management positions include Vice President — Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company. Mr. Cocroft also serves on the Board of Directors of Atlas Air Worldwide Holdings, a provider of global air cargo services.

Compensation of Directors

Our 2001 Equity Participation Plan provides that all non-employee directors, upon their initial election or appointment to the Board of Directors, will be granted non-qualified stock options to purchase 25,000 shares of Class A Common Stock with a per share exercise price equal to the fair market value per share of our Class A Common Stock at the grant date. Such options will vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the person continues to serve as a member of our Board of Directors. Additionally, during each fiscal year, each continuing non-employee director will receive an annual grant of non-qualified stock options to purchase shares of Class A Common Stock. The number of shares will be determined by the full Board of Directors annually. The per share exercise price of these options will equal the fair market value per share of our Class A Common Stock at the grant date. On July 22, 2005, each of our continuing non-employee directors, Messrs. Carr, Cocroft, Hawkins, Langer and Nielsen, received an annual grant of non-qualified stock options to purchase 10,000 shares of our Class A Common Stock at an exercise price of $14.80. On July 22, 2005, Mr. Bernstein also received an annual grant of non-qualified stock options to purchase 10,000 shares of our Class A Common Stock at an exercise price of $14.80. Each of these grants of options will fully vest and become exercisable in equal annual installments on the day prior to each of the first three subsequent annual meeting of shareholders following the grant date.

Effective July 1, 2005, the Board revised director compensation to reflect the increased time obligations imposed upon our non-employee directors. The annual retainer for each non-employee director increased from $20,000 to $25,000. In addition, the per meeting fee payable to each non-employee director was revised from $1,000 per meeting to (i) $1,500 per in-person meeting, or any meeting that lasts three hours or more, of the Board of Directors or any Board committee and (ii) $500 per telephonic meeting of the Board of Directors or any Board committee. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors meeting. The additional retainer payable to the Audit Committee Chair was increased from $5,000 to $7,500, while annual retainer fees of $5,000 for the Chairs of each of SBA’s Compensation Committee and Nominating and Governance Committee were implemented. All retainer fees are payable quarterly in cash or shares of Class A Common Stock at the option of the director. Other than the Chairs of each of the committees, directors who serve on any of the committees of the Board of Directors described below do not receive any additional compensation for their services as a committee member.

During 2005, each of Messrs. Cocroft, Nielsen and Langer received the pro-rated portion of such additional annual cash compensation for his service as Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Nominating and Governance Committee, respectively. Directors who are employees do not receive any additional compensation for their services as a director.

Mr. Bernstein received approximately $40,000 in total compensation during 2005 and is expected to receive approximately $40,000 in total compensation during 2006.

Independence of the Board

The Board of Directors has determined that the following five individuals of its seven members of the Board of Directors are independent as defined by the Nasdaq Marketplace Rules: Messrs. Carr, Cocroft, Hawkins, Langer and Nielsen.

Committees and Meetings of the Board

The Board of Directors held 15 meetings, including 4 regularly scheduled meetings and 11 special meetings, during the year ended December 31, 2005. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. It is the policy of the Board of Directors of SBA to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors were present at SBA’s 2005 Annual Meeting of Shareholders.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Audit Committee and the Compensation Committee were established in May 1999. The Nominating Committee was established in March 2002 and was expanded to a Nominating and Governance Committee in November 2005.

On March 4, 2004, the Board of Directors approved our Code of Ethics. The Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with applicable governmental rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com.

Audit Committee.  The Audit Committee presently consists of Messrs. Carr, Cocroft and Nielsen. Our Board of Directors has determined that the members of the Audit Committee are independent directors as defined under Rule 4200(a)(15) of The Nasdaq Stock Market Inc.’s Marketplace Rules. The Audit Committee has been assigned the principal function of establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee’s responsibilities are set forth in an Audit Committee Charter, a copy of which is attached as Appendix A and can be found on SBA’s website www.sbasite.com. The Board of Directors has designated Mr. Cocroft the “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee held 12 meetings during the year ended December 31, 2005.

Compensation Committee.  The Compensation Committee presently consists of Messrs. Hawkins, Langer and Nielsen. The Compensation Committee has been assigned the functions of establishing salaries, incentives and other forms of compensation for executive officers and administers incentive compensation and benefit plans provided for employees. The Compensation Committee held 8 meetings during the year ended December 31, 2005.

Nominating and Governance Committee.  In 2005, the Board of Directors expanded the function of our nominating committee to include a role in shaping the corporate governance of SBA. The nominating committee was re-designated as the Nominating and Governance Committee. The members of the Nominating and Governance Committee are Messrs. Cocroft, Hawkins and Langer. Our Board of Directors has determined that the members of the Nominating and Governance Committee are independent directors as defined under Rule 4200(a)(15) of The Nasdaq Stock Market Inc.’s Marketplace Rules. The Nominating and Governance Committee has been assigned the functions of (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) advising the Board with respect to Board composition, procedures and committees; (iii) overseeing periodic evaluations of the Board and Board committees, including establishing criteria to be used in connection with such evaluations; and (iv) reviewing and reporting to the Board on a periodic basis with regards to matters of corporate governance. The Nominating and Governance Committee’s responsibilities are set forth in a Nominating and Governance Committee Charter, a copy of which can be found on SBA’s website, www.sbasite.com. The Nominating and Governance Committee held 4 meetings during the year ended December 31, 2005.

The Nominating and Governance Committee considers possible candidates from many sources, including shareholders, for nominees for directors. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary by December 1, 2006 in accordance with the instructions set forth later in this proxy statement under “Shareholder Proposals for 2007 Annual Meeting.” Each written notice must set forth: (1) the name and address of the shareholder who is making the nomination; (2) the number of shares of SBA’s Common Stock which are beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Stock of the Corporation entitled to vote at such annual meeting of the shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (3) the name of the director candidate; (4) a complete resume or statement of the candidate’s qualifications (including education, work experience, knowledge of SBA’s industry, membership on the board of directors of another corporation and civic activity); (5) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (6) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations promulgated by the SEC and The Nasdaq Stock Market and information regarding the candidate’s attributes that the Nominating and Governance Committee would need to consider in order to assess whether such candidate would qualify as an “audit committee financial expert” as defined by the rules and regulations promulgated by the SEC; and (7) the candidate’s consent to serve as a director of SBA if elected. The Nominating and Governance Committee will evaluate the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee, in accordance with the Criteria for Nomination to the Board of Directors set forth in the Nominating and Governance Committee charter, which, as discussed above, can be found on SBA’s website, www.sbasite.com.

From time to time, the Nominating and Governance Committee has retained the services of Korn/Ferry International, a third party search firm providing recruitment and leadership development services, to assist the Nominating and Governance Committee in identifying and evaluating potential nominees for the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our outstanding Common Stock to file with the SEC reports of changes in their ownership of Common Stock. Officers, directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% shareholders were complied with.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2005, Messrs. Carr, Hawkins, Langer and Nielsen served as members of the Compensation Committee. Mr. Carr served on the Compensation Committee through May 18, 2005, the date of our 2005 annual shareholders’ meeting. None of the members of the Compensation Committee served as an officer or employee of ours or any of our subsidiaries during the fiscal year ended December 31, 2005. There were no material transactions between us and any of the members of the Compensation Committee during the fiscal year ended December 31, 2005.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting process of SBA on behalf of the Board of Directors of SBA. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing a report thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2005 and the first quarter of 2006, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2005, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U. S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2005, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61 (as amended) (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2005 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy is that it must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2005 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Committees and Meetings of the Board” on page 5 for information on the Audit Committee’s meetings in 2005.

The Audit Committee

Brian C. Carr

Duncan H. Cocroft

Steven E. Nielsen

April 3, 2006

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report and the Performance Graph of Shareholder Return that follow shall not be incorporated by reference into any such filings.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Our Audit Committee has not yet selected the accounting firm that will serve as our independent registered certified public accountant for the fiscal year ending December 31, 2006. Our Audit Committee currently intends to select our independent registered certified public accountant for the fiscal year ending December 31, 2006 at its first meeting subsequent to the completion of the 2005 audit. Ernst & Young LLP also served as our independent registered certified public accountant for the fiscal year ended December 31, 2005. Representatives from Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to answer questions.

Independent Auditor’s Fees

The aggregate fees billed to SBA for the years ended December 31, 2004 and 2005, by our principal accounting firm Ernst & Young LLP, are as follows:

Audit Fees:  The aggregate audit fees paid for professional services rendered by Ernst & Young LLP for the years ended December 31, 2004 and 2005 were approximately $1,917,000 and $1,531,000, respectively. These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) the audit of SBA’s internal control over financial reporting and attestation services in connection with SBA’s compliance with Section 404 of the Sarbanes — Oxley Act of 2002; (iv) fees associated with assisting us with the preparation and review of our various documents relating to our debt and equity offerings, including the preparation of comfort letters; and (v) other statutory audits required for the years ended 2004 and 2005. For the year ended December 31, 2004, these professional fees also included fees relating to the restatements of our financial statements for the years ended December 31, 2002 and 2003.

Audit-Related Fees:  There were no fees for audit-related services for the year ended December 31, 2004. The aggregate fees for professional services rendered by Ernst & Young LLP for the performance of agreed upon procedures and review of our various documents relating to our securitization transaction during the year ended December 31, 2005 were approximately $351,000.

Tax Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for (i) compliance fees for preparation of tax returns, (ii) tax work on the securitization transaction (during 2005), (iii) assistance with tax planning strategies, and (iv) tax examination assistance during the years ended December 31, 2004 and 2005 were approximately $259,000 and $356,000, respectively.

All Other Fees:  The aggregate fees paid for professional services rendered by Ernst & Young LLP in connection with providing SBA with the EY Online accounting research tool for the year ended December 31, 2004 was approximately $2,000. The aggregate fees for professional services rendered by Ernst & Young LLP in connection with providing SBA with the EY Online accounting research tool for the year ended December 31, 2005 were approximately $2,000.

Ernst & Young LLP advised the Audit Committee that it did not believe its audit was impaired by providing such services. As a result, Ernst & Young LLP confirmed that, as of December 31, 2005, it was an independent accountant with respect to SBA within the meaning of the Securities Act of 1933 and the requirements of the Independence Standards Board.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has a policy of considering and, if deemed appropriate, approving, on a case by case basis, any audit or permitted non-audit service proposed to be performed by Ernst & Young LLP in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by Ernst & Young LLP. In connection with making any pre-approval decision, the Audit Committee must consider whether the provision of such permitted non-audit services by Ernst & Young LLP is consistent with maintaining Ernst & Young’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Ernst & Young LLP during fiscal year 2005, as described above.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

As of April 7, 2006 each of the persons below served as one of our executive officers or key employees.

Name	Age	Position
Jeffrey A. Stoops	47	President and Chief Executive Officer
Kurt L. Bagwell	41	Senior Vice President and Chief Operating Officer
Anthony J. Macaione	42	Senior Vice President and Chief Financial Officer
Thomas P. Hunt	48	Senior Vice President and General Counsel
Jason V. Silberstein	37	Vice President — Property Management
Reid Boynton	51	Vice President — Northeast Region
Brendan T. Cavanagh	34	Vice President and Chief Accounting Officer
Jorge Grau	43	Vice President and Chief Information Officer
Pamela J. Kline	42	Vice President — Capital Markets
Jim D. Williamson	60	Vice President — Southeast Region

Below is a summary of the business experience of each of our executive officers who does not serve on our Board of Directors. The business experience of Mr. Stoops appears under the caption “Election of Directors” set forth above.

Kurt L. Bagwell has served as our Senior Vice President and Chief Operating Officer since January 1, 2002. Mr. Bagwell joined SBA Network Services, Inc., a subsidiary of ours, in February 2001 as Vice President of Network Services. Prior to joining us, Mr. Bagwell served as Vice President — Site Development for Sprint PCS from May 1995 to February 2001.

Anthony J. Macaione, CPA, has served as our Senior Vice President and Chief Financial Officer since April 2004. From April 2001 to March 2004, Mr. Macaione served as Senior Vice President, Corporate Controller and Chief Accounting Officer for Perry Ellis International, Inc., an apparel company. Prior to Perry Ellis, Mr. Macaione served in various accounting and financial roles, including as Vice President-Finance, for a division of the Liz Claiborne Co. from August 1995 to December 2000.

Thomas P. Hunt has served as our Senior Vice President and General Counsel since September 2000. Prior to joining us, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Jason V. Silberstein has served as our Vice President — Property Management since January 2000. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Director — Property Management and Regional Director — Florida.

Below is a summary of the business experience of each of our key employees.

Reid Boynton has served as our Vice President — Northeast Region since January 2001. Mr. Boynton joined SBA in 1996 and has held various positions, including Project Director for Sprint PCS in Boston and President of Operations. Prior to joining us, Mr. Boynton was a Site Development Director for Nextel Communications in the New England market.

Brendan T. Cavanagh, CPA, has served as our Vice President and Chief Accounting Officer since June 2004. Mr. Cavanagh joined SBA in 1998 and has held various positions with us including serving as Vice President — Site Administration, from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was a senior accountant with Arthur Andersen LLP where he was employed for three years.

Jorge Grau has served as our Vice President and Chief Information Officer since August 2003 when he joined SBA. Prior to joining us, Mr. Grau was Director of Information Technology for Vision Care Holdings, a

vision care specialist and eye laser center, from July 2002 through August 2003. Prior to joining Vision Care Holdings, Mr. Grau served as Chief Information Officer of Bentley’s Luggage Corporation from 1989 to May 2002.

Pamela J. Kline, CPA, has served as our Vice President — Capital Markets since January 2001. Ms. Kline joined SBA in 1997 and has held various positions, including Director of Finance and Accounting and Chief Accounting Officer. Prior to joining us, Ms. Kline was an Audit Manager with Arthur Andersen LLP where she was employed for 10 years.

Jim D. Williamson has served as our Vice President — Southeast Region since January 2001. Mr. Williamson joined us in October 1995 and has held various positions with us, including Program Manager, Project Director responsible for network buildouts, Corporate Director of Build to Suit Support, Director of Due Diligence with overall responsibility for SBA’s Corporate Strategic Siting Initiative, Territory Manager for Alabama, Mississippi and Northeast Florida and General Manager for the Southeast Region. Prior to joining us, Mr. Williamson was employed for 28 years in various capacities with BellSouth.

EXECUTIVE COMPENSATION

The following table presents certain summary information for the fiscal year ended December 31, 2005 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer and our, or our subsidiaries’, other four most highly compensated executive officers (the “Named Executive Officers”) whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2005.

Summary Compensation Table

for Fiscal Year 2005

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)
Jeffrey A. Stoops President and Chief Executive Officer	2005 2004 2003	440,000 430,000 410,000	400,000 430,000 315,000	4,237 9,675 9,776	(2) (2) (4)	175,000 195,000 300,000	3,000 3,000 3,000	(3) (3) (3)

Kurt L. Bagwell Chief Operating Officer	2005 2004 2003	270,000 260,000 242,000	90,000 175,000 130,000	3,719 2,814 13,817	(2) (2) (4)	82,000 85,000 130,000	— — —

Thomas P. Hunt Senior Vice President and General Counsel	2005 2004 2003	262,000 258,000 240,000	198,750 110,000 120,000	6,645 2,269 7,403	(2) (2) (4)	72,000 75,000 110,000	— — 935,650	(5)

Anthony J. Macaione(6) Senior Vice President and Chief Financial Officer	2005 2004 2003	235,000 152,144 —	95,000 72,250 —	10,978 6,474 —	(4) (4)	61,000 75,000 —	3,000 — —	(3)

Jason V. Silberstein Vice President — Property Management	2005 2004 2003	135,000 131,000 126,000	187,752 165,000 131,000	3,398 3,313 2,577	(2) (2) (2)	50,000 55,000 80,000	3,000 3,000 3,000	(3) (3) (3)

(1)	Bonuses are reflected in the year in which they are earned, not the year in which they are paid.
(2)	Represents value of medical reimbursements not generally provided to all employees.
(3)	These amounts represent company matching contributions to the recipient’s 401(k) plan.
(4)	Represents value of health insurance and medical reimbursements not generally provided to all employees.
(5)	This amount constitutes the difference between $1,000,000 and the aggregate value of all vested options and restricted stock held by Mr. Hunt as of September 19, 2003. This amount was paid to Mr. Hunt as required under the terms of his employment agreement.
(6)	Mr. Macaione joined SBA and was appointed Senior Vice President and Chief Financial Officer effective April 19, 2004.

Stock Option Grants and Exercises

The following table provides certain information concerning individual grants of stock options under our 2001 Equity Participation Plan made during the year ended December 31, 2005 to the Named Executive Officers:

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted To Employees In Fiscal Year (2)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3) ($)
					5%	10%
Jeffrey A. Stoops	175,000	14.4%	8.56	2/1/2015	942,084	2,387,426
Kurt L. Bagwell	82,000	6.8%	8.56	2/1/2015	441,434	1,118,680
Thomas P. Hunt	72,000	5.9%	8.56	2/1/2015	387,600	982,255
Anthony J. Macaione	61,000	5.0%	8.56	2/1/2015	328,384	832,189
Jason V. Silberstein	50,000	4.1%	8.56	2/1/2015	269,167	682,122

(1)	These options vest in four equal annual installments on each of the first through fourth anniversaries of the grant date.
(2)	The total number of options granted to employees for the fiscal year ended December 31, 2005 was 1,214,000 options.
(3)	The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of our Class A Common Stock appreciates in value from the grant date at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of SBA’s Class A Common Stock or the ultimate value realized by a Named Executive Officer from stock options.

The following table provides information regarding the options exercised by the Named Executive Officers during fiscal 2005 and the value of options outstanding for such individuals at December 31, 2005:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In- The-Money Options At Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey A. Stoops	198,750	2,570,363	354,179	516,250	905,924	6,045,808
Kurt L. Bagwell	161,481	1,963,679	—	240,753	—	2,986,603
Thomas P. Hunt	—	—	123,749	199,918	1,619,928	2,474,306
Anthony J. Macaione	—	—	18,750	117,250	255,000	1,334,740
Jason V. Silberstein	52,272	526,002	39,259	139,168	320,194	1,729,003

(1)	Based on the closing price of SBA’s Class A Common Stock on the date of exercise or the actual market price at which the shares were sold, if applicable. The fair market value of shares acquired on exercise on December 31, 2005 (which was not a trading day), if applicable, is based on the closing price of SBA’s Class A Common Stock on December 30, 2005.
(2)	Based on the closing price of SBA’s Class A Common Stock on December 30, 2005 of $17.90.

Employment Agreements

Mr. Stoops has executed an employment agreement with us that currently expires on December 31, 2008. Under his employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. The cash bonus paid to Mr. Stoops is not permitted to exceed his base annual salary. The employment agreement provides that upon our termination of his employment without cause, or Mr. Stoops’ resignation for good reason, we will pay Mr. Stoops an amount equal to three times the sum of his annual base salary, plus reference bonus (as defined in the agreement) plus the value of other health, medical and other fringe benefits. Upon a change in control, the agreement is automatically extended for three years. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

Mr. Bagwell has executed an employment agreement with us that currently expires on December 31, 2006 This agreement automatically renews for successive two-year terms, unless either we or Mr. Bagwell provides written notice to the other party at least 180 days prior to the end of the term. Under his employment agreement, Mr. Bagwell is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by SBA. The employment agreement provides that upon our termination of his employment without cause, or Mr. Bagwell’s resignation for good reason, we will pay Mr. Bagwell an amount equal to three times the sum of his annual base salary, plus reference bonus (as defined in the agreement) plus the value of other health, medical and other fringe benefits. Upon a change in control, the agreement is automatically extended for two years. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

Mr. Hunt has executed an employment agreement with us that currently expires on December 31, 2006. This agreement automatically renews for successive two-year terms, unless either we or Mr. Hunt provides written notice to the other party at least 180 days prior to the end of the term. Under his employment agreement, Mr. Hunt is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by SBA. The employment agreement provides that upon our termination of his employment without cause, or Mr. Hunt’s resignation for good reason, we will pay Mr. Hunt an amount equal to two times the sum of his annual base salary, plus reference bonus (as defined in the agreement) plus the value of other health, medical and other fringe benefits. Upon a change in control, the agreement is automatically extended for two years. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

COMPENSATION COMMITTEE REPORT

Overview

The Compensation Committee (the “Committee”) establishes salaries, incentives and other forms of compensation for our executive officers, consisting of our Named Executive Officers in this proxy statement and our Chief Accounting Officer (the “Officer Group”). This includes awards under SBA’s equity-based compensation plans. The Committee’s current policy is to insure that compensation programs contribute directly to the success of SBA, including enhanced share value. The Committee’s responsibilities are set forth in a written charter that has been adopted by the Committee and the Board. A copy of this charter is available on our website at www.sbasite.com. We periodically review and revise this charter.

The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee is currently comprised of three independent directors. The Committee Chairperson reports on Committee actions and recommendations at Board meetings.

The Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee in fulfilling its duties and responsibilities. In connection with the Committee’s deliberations for 2005 and 2006 compensation, the Committee directly selected and retained Mercer Human Resource Consulting (“Mercer”), an independent compensation consulting firm, to advise the Committee. Currently, the Committee receives from Mercer, every other year, a comprehensive position-by-position benchmarking analysis regarding base salary and total compensation levels at the companies which comprised our comparator group (as described below). In the alternate years, Mercer provides the Committee with a market update which updates their prior year’s benchmarking analysis with estimates of market salary increases, changes in equity incentive trends and other trends in the compensation area. Mercer reports directly to the Committee. We believe that the use of an independent consultant provides additional assurance that our programs are reasonable and consistent with SBA’s objectives.

Philosophy

Our compensation programs are designed to:

•	Provide competitive compensation and benefits to attract and retain the highest quality officers;

•	Provide variable pay opportunities through bonus plans and incentive plans that reward performers who contribute to superior company results; and

•	Establish an appropriate relationship between compensation and the creation of long-term shareholder value.

Accordingly, the total compensation of the Officer Group has been set at levels that are intended to be competitive with companies of similar size and complexity. In order to establish total compensation levels, we review compensation practices at selected peer companies in the tower and wireless telecommunications industries and a broader group of companies of similar revenue size as SBA bi-annually. The comparator group that we use in these analyses is more extensive than the list of companies comprising the peer group used in the stock performance graph in this proxy statement as the Committee believes that the market for top tier executive talent is broader than our direct industry competitors. On the alternate years, we review the market update that Mercer provides. We do not target a specific position in the range of comparative data for each individual or for each component of compensation; although during the last bi-annual review we considered that a range of base salary and total compensation of 80% to 125% of the median base salary and total compensation of the comparator group would be competitive. We establish individual compensation levels based on the reviews discussed above, our financial and operational performance and other factors regarding the individual officer such as level of responsibility, prior experience, and our judgment as to that officer’s individual performance.

To achieve its policy goals, the Committee has utilized salary, cash bonuses and grants of stock options. The Committee has focused on the establishment of salaries and other items of compensation that are externally competitive and internally equitable for each member of our Officer Group. We do not currently provide the Officer Group with other long term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan or participate in SBA’s Employee Stock Purchase Plan.

Executive Compensation Components and Practices (other than the Chief Executive Officer)

Salaries.  At the beginning of each fiscal year, the Committee reviews salary recommendations for each member of our Officer Group (other than the Chief Executive Officer) and then approves such recommendations, with modifications that it deems appropriate. The salary recommendations are made by the Chief Executive Officer. Salaries are determined based on the bi-annual benchmarking review and the alternate year market update reviews discussed above and, evaluations of each individual officer, market changes and the economic and business conditions affecting SBA at the time of the evaluation. Evaluations of each individual officer are based on a relative valuing of the duties and responsibilities of such officer, such officer’s role in developing and implementing SBA’s overall business strategy and such officer’s past and expected future performance.

As a result of its reviews, for fiscal year 2005 the Committee approved an average salary increase of 3.5% for each member of the Officer Group (other than the Chief Executive Officer) and for fiscal 2006, the Committee has approved salary increases ranging from 2.7% to 5.9% for each member of the Officer Group (other than the Chief Executive Officer). In addition, the Committee has adopted a policy that future base salary annual increases will be tied into the market survey received from the Committee’s independent consultant. Current policy provides that no future base salary increases can cause an officer’s base salary to exceed 115% of the 50% percentile or 100% of the 75th percentile of the market study and if the Officer’s Salary is above 100% of the 50th percentile of the market study, the salary increase will not exceed the market average increase as determined by the Committee’s consultant.

Bonuses.  Based upon recommendation of the Chief Executive Officer, the Committee establishes target annual incentive opportunities, expressed as a percent of base salary, for each member of the Officer Group (other than the Chief Executive Officer). These opportunities are established in accordance with SBA’s guiding principles and are set in much the same manner as described for salary structures and annual salary adjustments. Other than Mr. Silberstein (whose bonus is tied to a formula as discussed below), the target annual bonus potentials range from approximately 50% to 100% of base salary for the officers in the Officer Group.

Annual incentive opportunities are tied directly to the achievement of individual and company-wide financial and strategic performance targets that are established at the beginning of each year by the Committee based on recommendations from the Chief Executive Officer. At the end of each year, the Chief Executive Officer provides the Committee with his recommendations regarding the performance of each member of the Officer Group (other than the Chief Executive Officer) against his or her performance targets and the amount of bonus to be paid to such officer. The annual cash bonus of Mr. Silberstein, who heads our tower leasing efforts, is determined pursuant to a formula that measures the net revenue added to our tower portfolio from new tenant leases and amendments to existing tenant leases. Payment of cash bonuses is made after the filing of the Annual Report on Form 10-K.

In January and February of 2006, the Committee reviewed the accomplishments of each member of the Officer Group during 2005 against the performance goals established at the beginning of the year. The Committee reviewed a number of factors, including the following:

•	the significant increase in site leasing revenue;

•	the significant increases in tower cash flow and tower cash flow margins;

•	the year over year growth of Adjusted EBITDA;

•	the successful reduction of SBA’S leverage from 9.8x at year-end 2004 to 6.5x at year-end 2005, through two equity offerings and a successful securitization offering;

•	the improvement in cash flow from operating activities;

•	SBA meeting its stretch goals for tower acquisitions and ground lease purchases;

•	successful completion of two equity offerings and a securitization transaction;

•	successfully completing the 2005 audit and maintaining full compliance of SBA’s Sarbanes-Oxley obligations, including its audit of internal controls;

•	not achieving the budgeted profit margins in the services segment of our business; and

•	not meeting the new tower build budget for 2005.

Based upon this review, the bonuses paid to our Officer Group (other than the Chief Executive Officer and Mr. Silberstein) for 2005 results ranged from 30% to 100% of their target bonus potential.

For 2006 the Committee has approved, for each member of the Officer Group, certain performance targets and corresponding weightings that will be used to determine such officer’s 2006 bonus.

Equity-Based Compensation.  The Committee’s philosophy is that a portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards so as to align the financial interests of our officers with those of our shareholders. The Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of stock options), while maintaining other elements of our compensation program at externally equitable levels, will incentivize and reward officers for sound business management, develop a high-performance team environment, the accomplishment of short-term and long-term strategic and operational objectives and improvement in shareholder value which are essential to our ongoing success.

In 2005, the Committee established general guidelines for the number of options to be awarded to the Officer Group through 2007. In conjunction with the development of these guidelines, the Committee evaluated the use of stock options as compared to restricted stock and received a report from Mercer with alternatives and recommendations. After a consideration of the relevant tax, accounting, dilution, valuation, incentive and other considerations, the Committee concluded that stock option awards were the appropriate form of equity-based, long-term incentive compensation. In determining the aggregate amount of options to be awarded company-wide, the Committee carefully considers the dilutive impact of stock options on SBA’s shareholder base and determines the appropriate aggregate amount of options to be awarded as a percentage of outstanding shares. The Committee also considers the value of such option grants based on a Black-Scholes multiple of base salary compensation analysis and compares all of this information to comparative group data compiled by Mercer. In 2005, the Committee determined that the total amount of options that would be granted would be 2.0% of common shares then outstanding and established general guidelines for the number of options to be awarded to the Officer Group through 2007. In 2006, in line with the guidelines adopted in 2005, the Committee determined that the total amount of options that would be granted in 2006 would be 1.4% of common shares then outstanding, a 30% reduction from 2005.

In general, stock options for our Officer Group are granted at least at the prevailing market price on the grant date and thus will only have value if our stock price increases. Generally, grants vest in equal amounts over a period of four years. The Committee grants options to eligible participants under our Equity Participation Plan once per year, typically in the first fiscal quarter. The Committee (1) sets the percentage of the total options to be awarded that will be allocated to the Officer Group, (2) approves the absolute number of options to be awarded to the Chief Executive Officer and (3) approves the Chief Executive Officer’s recommended allocation of the remainder of the Officer Group award to the other individual members of the Officer Group. The Committee then authorizes the Chief Executive Officer to award the remainder of the annual option grants using his discretion as to the number of recipients and the amount of the individual awards.

Other Benefits.  In addition to salary, bonus, and stock options, SBA only provides a health insurance and medical reimbursement benefit and a 401(k) match up to $3,000 to its Officer Group.

Compensation of Chief Executive Officer

The Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer’s overall compensation package and the Committee’s assessment of his past performance and its expectation as to his future performance in leading SBA. In connection with this process, the Chief Executive Officer presents the Committee for its consideration a self-assessment of his performance during the applicable fiscal year and his proposed goals for SBA during the next fiscal year.

The Committee establishes the Chief Executive Officer’s base salary based upon the same criteria and review process that it uses for the establishment of the base salaries of the other members of the Officer Group. As a result of its review during early 2006, the Committee increased Mr. Stoops’ base salary for 2006 by approximately 4.5%.

In January and February of 2006, the Committee reviewed Mr. Stoops’ 2005 performance against his performance goals established at the beginning of 2005. In addition to SBA’s 2005 financial and operational achievements discussed above, the Committee considered a number of additional factors in evaluating Mr. Stoops’ bonus for 2005, including, but not limited to, the following:

•	SBA becoming equity free cash flow positive;

•	the significant reduction in SBA’s net debt to annualized Adjusted EBITDA leverage ratio during the year; and

•	the effective use of SBA’s equity to reduce leverage and increase its tower portfolio.

Based on all of these factors, the Committee determined that Mr. Stoops met or exceeded substantially all of his goals. Consequently, upon a review of Mr. Stoops’ performance, taken as a whole, the Committee awarded him 90% of his 2005 bonus potential.

In addition, the Committee granted options to purchase 142,500 shares of common stock to Mr. Stoops at the current market price, which will vest over a 4 year period. This option grant was made in accordance with the option grant guidelines adopted in 2005 and discussed above.

Adjustments for Unusual Items

Consistent with past practice, we adjusted certain financial measurements and operational results on which 2005 bonuses and performance awards were determined to eliminate the effect of certain unusual items. The adjustments are intended to ensure that award payments represent the underlying growth of the core business and are not artificially inflated or deflated due to such unusual items either in the award year or the previous (comparator) year. For the 2005 awards calculation, we adjusted our cash flow from operating activities (from which we derive equity free cash flow) to exclude the premiums payable in connection with our redemption of 35% of our 9 3/4% senior discount notes and our 8 1/2% senior notes.

Deductibility Cap on Executive Compensation

Under U.S. federal income tax law, SBA cannot take a tax deduction for certain compensation paid in excess of $1 million to the Named Executive Officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. The 2001 Equity Participation Plan is currently qualified so that awards under such Plan constitute performance-based compensation not subject to the deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Although the Committee has not adopted any specific policy with respect to the application of Section 162(m), the Committee generally seeks to structure executive compensation to SBA’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Summary

The Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to SBA’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. The Committee believes that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based, and shareholder aligned. Accordingly, the Committee believes that SBA will continue to attract, motivate, and retain high caliber executive management to serve the interests of SBA and its shareholders. We will continue to evolve and administer our compensation program in a manner that we believe will be in shareholders’ interests and worthy of shareholder support.

The Compensation Committee

Philip L. Hawkins

Jack Langer

Steven E. Nielsen

April 3, 2006

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2005 we did not have any relationships or transactions with any of our executive officers or directors that were required to be reported pursuant to Item 404 of Regulation S-K.

PERFORMANCE GRAPH

SBA’s Class A Common Stock began trading on The Nasdaq National Market System on June 16, 1999 when its initial public offering commenced. The following graph shows the total return to shareholders of an investment in SBA’s Class A Common Stock as compared to (i) an investment in the Nasdaq Composite Index and (ii) an investment in a peer group made up of American Tower Corporation, Crown Castle International Corporation, Global Signal, Inc.(1) and SpectraSite, Inc.(2) (the “Peer Group”).

Total shareholder return is determined by dividing (i) the sum of (A) the cumulative amount of dividends for a given period (assuming dividend reinvestment) and (B) the change in share price between the beginning and end of the measurement period, by (ii) the share price at the beginning of the measurement period.

	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
SBA Communications Corporation	$31.71	$1.00	$9.16	$22.60	$43.59
Nasdaq Stock Market — US	$79.32	$54.84	$81.99	$89.22	$91.12
Peer Group	$31.61	$11.39	$32.85	$52.03	$79.20

$100 invested on December 31, 2000 in stock or in Index, including reinvestment of dividends, for the period ended December 31, 2005.

(1)	Global Signal, Inc. emerged from Chapter 11 bankruptcy in 2002 and completed its initial public offering in June 2004. Information about Global Signal is included in the Peer Group beginning in June 2004.
(2)	SpectraSite, Inc. emerged from Chapter 11 bankruptcy in February 2003, at which time it canceled its outstanding common stock and issued new common stock in accordance with its plan of reorganization. SpectraSite was acquired by American Tower Corporation in August 2005. Information about SpectraSite is included in the Peer Group from February 2003 to August 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 6, 2006 by (i) each of our directors and nominees, (ii) each Named Executive Officer, (iii) all of our current directors and executive officers as a group, and (iv) each person known by us to be the beneficial owner of more than five percent (5%) of the shares outstanding of Common Stock. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the indicated shares.

As of March 6, 2006, we had 85,738,634 shares of Class A Common Stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Common Stock
Steven E. Bernstein	2,666,266	(2)(3)	3.1%
Jeffrey A. Stoops	1,975,190	(4)	2.3%
Steven E. Nielsen	69,583	(5)	*
Brian C. Carr	7,333	(6)	*
Jack Langer	13,333	(7)	*
Duncan H. Cocroft	13,333	(7)	*
Philip L. Hawkins	15,333	(8)	*
Kurt L. Bagwell	79,328	(9)	*
Thomas P. Hunt	186,975	(10)	*
Anthony J. Macaione	53,314	(11)	*
Jason V. Silberstein	101,985	(12)	*
All current directors and executive officers as a group (11 persons)	5,181,973	(13)	6.0%
Richard B. Worley.	8,160,887	(14)	9.5%
Goldman, Sachs & Co.	7,499,362	(15)	8.7%
Morgan Stanley	5,005,585	(16)	5.8%
Baron Capital Group, Inc.	4,310,726	(17)	5.0%

*	Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 6, 2006 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.
(2)	This number includes shares owned by the Bernstein Family Charitable Foundation.
(3)	This number includes options to purchase 194,736 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(4)	This number includes options to purchase 394,179 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(5)	Mr. Nielsen shares voting and investment power with respect to 15,000 shares of Class A Common Stock with his spouse. This number also includes options to purchase 54,583 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(6)	This number includes options to purchase 3,333 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(7)	Consists solely of options to purchase shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.

(8)	This number includes options to purchase 13,333 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(9)	This number includes options to purchase 41,750 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(10)	This number includes options to purchase 160,499 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(11)	This number includes options to purchase 52,750 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(12)	This number includes options to purchase 70,509 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(13)	This number includes options to purchase 1,012,338 shares of Class A Common Stock that are exercisable within 60 days after March 6, 2006.
(14)	This number is based solely on the Schedule 13G filed with the Commission on February 14, 2006, by Richard B. Worley, Permit Capital Telecom, L.P., Permit Capital GP, L.P. and Permit Capital GP, Inc. and the Schedule 13G filed with the Commission on February 14, 2006 by Permit Capital, LLC. According to the Schedule 13G, (i) Richard B. Worley has sole voting and sole dispositive power with respect o 1,647,281 shares of Class A Common Stock and shared dispositive power with respect to 6,513,606 shares of Class A Common Stock; (ii) Permit Capital Telecom, L.P. has shared voting and shared dispositive power with respect to 6,396,466 shares of Class common Stock; (iii) Permit Capital GP, L.P. and Permit Capital GP, Inc. each have shared voting and shared dispositive power with respect to 6,513,606 shares of Class A Common Stock; and (iv) Permit Capital, LLC is an investment advisor that possesses investment and/or voting power over the 6,513,606 shares referred to in (iii) above. The principal business address of each of the foregoing is 100 Front Street, Suite 900, West Conshohocken, Pennsylvania 19428.
(15)	This number is based solely on the Schedule 13G filed with the Commission on February 1, 2006 by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. According to the Schedule 13G, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. have shared voting power and shared dispositive power with respect to these shares. The principal business address of each of the foregoing is 85 Broad Street, New York, New York 10004.
(16)	This number is based solely on the Schedule 13G filed with the Commission on February 15, 2006 by Morgan Stanley and Morgan Stanley Investment Management, Inc. According to the Schedule 13G, Morgan Stanley has sole voting and sole dispositive power with respect to 4,686,276 shares of Class A Common Stock and Morgan Stanley Investment Management, Inc. has sole voting and sole dispositive power with respect to 4,428,495 shares of Class A Common Stock. The principal business address of Morgan Stanley is 1585 Broadway, New York, NY 10036 and the principal business address of Morgan Stanley Investment Management, Inc. is 1221 Avenue of the Americas, New York, NY 10020.
(17)	This number is based solely on the Schedule 13G filed with the Commission on February 9, 2006 by Baron Capital Group, Inc., BAMCO, Inc. and Ronald Baron. According to the Schedule 13G, Baron Capital Group, Inc. and Ronald Baron each have shared voting power with respect to 4,220,726 shares and shared dispositive power with respect to 4,310,726 shares of Class A Common Stock and BAMCO, Inc. has shared voting power with respect to 4,147,000 shares and shared dispositive power with respect to 4,237,500 shares of Class A Common Stock. The principal business address of each of the foregoing is 767 Fifth Avenue, New York, New York 10153.

GENERAL INFORMATION

Other Matters.  The Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this proxy statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Contacting the Board of Directors.  Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our principal executive office located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Common Stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (iii) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (iv) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (v) communications from pending or threatened opposing parties in legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (vi) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relates to our accounting and auditing practices shall also be sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

Multiple Shareholders Sharing the Same Address.  Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances, unless contrary instructions are received from shareholders. This practice is known as “householding.” Shareholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to request delivery of a single copy of annual reports or proxy statements or to revoke a “householding” consent previously provided to a bank, broker or other nominee, the shareholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a shareholder wishes to receive a separate proxy statement for the 2006 Annual Meeting of Shareholders or a 2005 Annual Report, the shareholder may receive printed copies by contacting SBA Communications Corporation, Investor Relations, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 by mail or by calling (561) 995-7670.

Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact SBA Communications Corporation Investor Relations by mail or telephone as instructed above. Any shareholders sharing an address whose shares of Common Stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

Shareholder Proposals for 2007 Annual Meeting.  Shareholder proposals should be sent to SBA at the address set forth in the Notice of Annual Meeting of Shareholders. The deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in our proxy statement for the 2007 Annual Meeting of Shareholders is December 8, 2006. Additionally, SBA must receive notice of any shareholder proposal to be submitted at the 2007 Annual Meeting of Shareholders (but not required to be included in our proxy statement) by February 21, 2007, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Expenses of Solicitation.  Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by our directors, officers and regular employees. The entire cost of solicitation will be borne by SBA.

By Order of the Board of Directors,

STEVEN E. BERNSTEIN

Chairman

Boca Raton, Florida

April 7, 2006

Appendix A

SBA COMMUNICATIONS CORPORATION

AUDIT COMMITTEE CHARTER

Organization and Composition

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of at least three directors each of whom must (i) be independent as defined under Rule 4200(a)(15) of the Qualitative Listing Requirements for Nasdaq National Market Issuers promulgated by the National Association of Securities Dealers, Inc. (“NASD”), (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), (iii) not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three years, and (iv) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, or who otherwise qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K promulgated under the Exchange Act. No member of the Audit Committee may accept any consulting, advisory, or other compensatory fee from the Corporation other than for board service, and no member of the Audit Committee may be an affiliated person of the Corporation as defined in NASD Rules.

Statement of Policy and Purpose

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The primary purpose of the Audit Committee shall be overseeing the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Corporation. The Audit Committee shall also oversee the performance of the Corporation’s internal audit function. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Responsibilities of Audit Committee

Committee Management

1)	Maintain the independence, education and experience requirements of the Exchange Act, the Sarbanes-Oxley Act and the Nasdaq Stock Market, Inc.

2)	Establish an agenda for the ensuing year. Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants.

3)	Review the powers and duties of the Audit Committee and report and make recommendations to the Board of Directors on these responsibilities.

4)	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

5)	Hire independent counsel and other advisors as the Audit Committee may, in its discretion, determine to be necessary to carry out its duties. The Corporation shall provide for funding, as determined by the Audit Committee, for the payment of compensation to any such advisors.

6)	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

7)	Consider such other matters in relation to the financial affairs of the Corporation and its accounts, and in relation to the external audit of the Corporation as the Audit Committee may, in its discretion, determine to be advisable. The Corporation shall provide for funding, as determined by the Audit Committee, for payment of the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Oversight of Internal Audit Function

8)	The Committee shall exercise an oversight role with respect to the internal audit function of the Corporation. The oversight activities include concurrence with management in the hiring or removal of the director of internal audit, review and approval of the internal audit charter, review of plans and budgets with respect to the internal audit function, review of summary information concerning the results of reviews of financial reporting by the internal audit function, requesting the internal audit function to perform special studies, investigations or other services in matters of interest of concern to the Audit Committee, and requesting reviews of the internal audit function on a periodic basis.

Management of Relationship with Independent Auditors

9)	Directly appoint, compensate, retain and oversee the work of the independent auditors to audit the financial statements of the Corporation and its divisions and subsidiaries. The independent auditors shall report directly to the Audit Committee, and the Audit Committee shall resolve any disagreements between management and the independent auditors. Meet with the independent auditors and financial management and the director of internal audit of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, the adequacy of the program to integrate the independent and internal audit efforts, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

10)	Receive and review (i) the independent auditors formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard 1, Independence Discussions with Audit Committees, and (ii) any other certifications or documentation necessary to ensure that the independent auditors meet the independence standard required by law. Review all such documentation with the independent auditors, and if so determined by the Audit Committee, take or recommend that the full Board of Directors take appropriate action to oversee the independence of the auditors.

11)	Receive and review timely reports from the independent auditors regarding: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Corporation, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (iii) other material written communications between the independent auditors and the management of the Corporation, such as any management letter or schedule of unadjusted differences.

12)	Review the following with management and the independent auditors:

a)	the Corporation’s annual financial statements and related disclosures contained in the Form 10-K, including the Corporation’s disclosure under the Management’s Discussion and Analysis of Financial Condition and Results of Operations (including quality of financial reporting decisions and judgments);

b)	the audit of the annual financial statements and the independent auditors’ report thereon;

c)	any significant changes required in the independent auditors’ audit plan;

d)	any significant difficulties or disputes encountered during the audit;

e)	critical accounting policies’ disclosure for inclusion in the Form 10-K; and

f)	recommend to the Board of Directors that the audited annual financial statements be included in the Corporation’s Annual Report on Form 10-K.

13)	Review with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q.

14)	Discuss with the independent auditors any other matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

15)	Approve in advance, all auditing services to be provided by the independent auditors. Determine the amount of compensation to be paid to the independent auditors for such auditing services. The Corporation shall provide for funding, as determined by the Audit Committee, for the payment of compensation to the independent auditors.

16)	Approve, in advance, any audit related, tax and other permitted non-audit services to be provided by the independent auditors. Determine the amount of compensation to be paid to the independent auditors for such non-audit services. The Corporation shall provide for funding, as determined by the Audit Committee, for the payment of compensation to the independent auditors for any such services.

Develop Controls to Insure the Integrity of the Financial Statements and Quality of Disclosure

17)	Review with management, the director of internal audit, and the independent accountants significant risks and exposures, and the steps management has taken to minimize the risks or exposures.

18)	Review with management and the director of internal audit the Corporation’s systems of internal control.

19)	On a quarterly basis, discuss the following with management, the director of internal audit and the independent auditors, if applicable:

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

20)	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and (iii) the receipt and treatment of any evidence of a violation of the securities laws or breach of fiduciary duty brought to the Audit Committee’s attention by the Corporation’s external securities counsel.

21)	Prepare Audit Committee Report for inclusion in the Proxy Statement.

Human Resources

22)	Review accounting and financial human resources and succession planning within the Corporation, including, without limitation, concurring with management in the hiring or removal of the director of internal audit.

23)	Review the Corporation’s hiring policies with respect to employees or former employees of the Corporation’s independent auditors.

Approved by the Board of Directors on September 22, 2005

SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven E. Bernstein and Jeffrey A. Stoops, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of Class A common stock, $0.01 par value, of SBA Communications Corporation, a Florida corporation (“SBA”), which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida at 10:00 a.m., local time, on Thursday, May 4, 2006, or any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to cast if personally present upon the matters referred to on this proxy and, in their discretion, upon any other business as may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE

NOMINEES LISTED UNDER A- ELECTION OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

A	Election of Directors

To elect as directors of SBA nominees #01, #02 and #03 to serve a term of three years, in each case, until their successors are duly elected and qualified.

	For	Withhold
01—Brian C Carr	☐	☐
02—Philip L. Hawkins	☐	☐
03—Steven E. Nielsen	☐	☐

B	Other Matters

In their discretion the individuals designated to vote this proxy are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

C	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein. The undersigned acknowledges receipt of Notice of Annual Meeting of Shareholders, dated April 7, 2006, and the accompanying Proxy Statement.

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)	DATE